As filed with the Securities and Exchange Commission on September 9, 2026

Registration No. 333-293535

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RICHTECH ROBOTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	3569	88-2870106
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2975 Lincoln Rd
Las Vegas, NV 89115
(866) 236-3835

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zhenwu (Wayne) Huang
C/O RICHTECH ROBOTICS INC.
2975 Lincoln Rd,
Las Vegas, NV 89115
(866) 236-3835

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post Effective Amendment to the Registration Statement on Form S-1 of Richtech Robotics Inc. (the “Company”) (File No. 333-293535) is being filed as an exhibit-only filing solely to file the consent of Bush & Associates CPA LLC (Exhibit 23.1). Accordingly, this Amendment consists only of the facing page, this explanatory note, the signature pages to the Registration Statement, and the referenced exhibit. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Index of Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).
3.2	Articles of Amendment to Articles of Incorporation of Richtech Robotics Inc. (Incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on November 17, 2025).
3.3	Second Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.3 in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on January 11, 2024).
4.1	Specimen Class B Common Stock Certificate (Incorporated by reference to Exhibit 4.1 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
4.2	Form of Underwriter Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).
4.3	Form of Pre-Funded Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
4.4	Form of Common Warrant (Incorporated by reference to Exhibit 4.2 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
4.5	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.3 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
4.6	Form of Inducement Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on February 11, 2025).
5.1	Opinion of Fennemore Craig, P.C. (Incorporated by reference to Exhibit 5.1 in the Company’s Registration Statement on Form S-1 (File No. 333-293535), filed with the SEC on February 18, 2026).
10.1#	Letter of Intent, dated as of October 16, 2024, by and between Richtech Robotics Inc. and Ghost Kitchens America (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on October 22, 2024).
10.2	Form of Invention Assignment Agreement (Incorporated by reference to Exhibit 10.4 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.3	Form of Stock Purchase Agreement (Pre-IPO Private Placement) (Incorporated by reference to Exhibit 10.5 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.4	Second Amended and Restated Richtech Robotics, Inc. 2023 Stock Option Plan (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on November 17, 2025).
10.5	Form of Stock Option Agreement (Incorporated by reference to Exhibit 10.7 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.6	Form of Stock Purchase Agreement (Incorporated by reference to Exhibit 10.8 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.7	Employment Agreement between the Company and Zhenwu Huang (Incorporated by reference to Exhibit 10.9 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

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10.8	Employment Agreement between the Company and Zhenqiang Huang (Incorporated by reference to Exhibit 10.10 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.9	Employment Agreement between the Company and Phil Zheng (Incorporated by reference to Exhibit 10.11 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.10	Standby Equity Purchase Agreement, dated February 15, 2024, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on February 21, 2024).
10.11	Letter Agreement, dated March 14, 2024, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on March 15, 2024).
10.12	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
10.13	Form of Inducement Letter (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on February 11, 2025).
10.14	Purchase and Sale Agreement, dated April 8, 2025, by and between the Company and L & R Investment LLC (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on April 14, 2025).
10.15	Product Sales and Technical Services Agreement, dated as of June 24, 2025, by and between Boyu Artificial Intelligence (Beijing) Technology Co., Ltd. and Beijing Kaiwu Tongchuang Technology Development Co., Ltd (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2025).
10.16	Master Services Agreement, dated August 21, 2025 (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on August 25, 2025).
10.17	At the Market Offering Agreement, dated August 28, 2025, by and among the Company and Rodman & Renshaw LLC and H.C. Wainwright & Co., LLC (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on August 28, 2025).
10.18	At the Market Offering Agreement, dated September 23, 2025, by and among the Company, Rodman & Renshaw LLC and H.C. Wainwright & Co., LLC (Incorporated by reference to Exhibit 10.1 in the Company’s Registration Statement on Form S-3ASR, filed with the SEC on September 24, 2025).
10.19	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2026).
10.20	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 in the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2026).
21	Subsidiaries of the Company (Incorporated by reference to Exhibit 21 in the Company’s Annual Report on Form 10-K, filed with the SEC on January 20, 2026).
23.1*	Consent of Bush & Associates CPA, Independent Registered Public Accounting Firm
23.2	Consent of Fennemore Craig, P.C. (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (Incorporated by reference to the signature page of the Company’s Registration Statement on Form S-1 (File No. 333-293535), filed with the SEC on February 18, 2026).
107	Filing Fee Table (Incorporated by reference to Exhibit 107 in the Company’s Registration Statement on Form S-1 (File No. 333-293535), filed with the SEC on February 18, 2026).

*	Filed herewith.
†	Denotes management compensation plan or contract.
#	Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 9, 2026.

RICHTECH ROBOTICS INC.

By:	/s/ Zhenqwu Huang
Zhenwu Huang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Zhenqwu Huang	Chief Executive Officer and Director	September 9, 2026
Zhenqwu Huang	(Principal Executive Officer)

/s/ Zhenqiang Huang	Chief Financial Officer and Director	September 9, 2026
Zhenqiang Huang	(Principal Financial and Accounting Officer)

*	Director	September 9, 2026
John Shigley

*	Director	September 9, 2026
Stephen Markscheid

*	Director	September 9, 2026
Saul Factor

* By:	/s/ Zhenqiang Huang
Name:	Zhenqiang Huang Attorney-in-fact

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